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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 2)*

                          NORTH AMERICAN SCIENTIFIC, INC.
                                  (Name of Issuer)

                                    Common Stock
                           (Title of Class of Securities)

                                     65715D100
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 4 pages

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                                  SCHEDULE 13G

  CUSIP NO.    65715D100                    PAGE  2  OF  4  PAGES
              -----------                        ---    ---

  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         L. Michael Cutrer
_____________________________________________________________________________

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) /   /
                                                               (b) / X /

_____________________________________________________________________________

  3    SEC USE ONLY

_____________________________________________________________________________

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.
_____________________________________________________________________________

                  5   SOLE VOTING POWER

                       330,000*
                  ___________________________________________________________
  NUMBER OF       6   SHARED VOTING POWER
   SHARES
 BENEFICIALLY          0
  OWNED BY
    EACH          ___________________________________________________________
  REPORTING       7   SOLE DISPOSITIVE POWER
   PERSON
    WITH              330,000*
                  ___________________________________________________________
                  8   SHARED DISPOSITIVE POWER

                      0
_____________________________________________________________________________

 9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                       330,000*
_____________________________________________________________________________

 10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                   /X/

_____________________________________________________________________________

 11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       7.76
_____________________________________________________________________________

 12                   TYPE OF REPORTING PERSON*

                       IN
_____________________________________________________________________________


* Includes 80,000 shares subject to outstanding options which are immediately exercisable. Excludes 12,500 shares owned by reporting person's spouse over which the reporting person disclaims beneficial ownership.

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ITEM 1 (a)          Name of Issuer:    North American Scientific, Inc.

ITEM 1 (b)          Address of Issuer's Principal Executive Offices:
                               7435 Greenbush Avenue,
                               North Hollywood, CA 91605

ITEM 2 (a)          Name of Person Filing:   L. Michael Cutrer

ITEM 2 (b)          Address of Principal Business Office:
                               7435 Greenbush Avenue
                               North Hollywood, CA 91605

ITEM 2 (c)          Citizenship:    United States

ITEM 2 (d)          Title of Class of Securities:
                               Common Stock, $0.01 par value per share

ITEM 2 (e)          CUSIP Number:    65715D100

ITEM 3              Not Applicable.

ITEM 4              Ownership:

                    The following information is provided as of December 31, 1997:

                    (a)  Amount Beneficially Owned:   330,000*

                    (b)  Percent of Class:    7.76%

                    (c)  Number of shares as to which such person has:

                         (i)    sole power to vote or to direct the vote:
                                330,000*
                         (ii)   shared power to vote or to direct the vote: 0
                         (iii) sole power to dispose or to direct the disposition of: 330,000*
                         (iv) shared power to dispose or to direct the disposition of: 0

* Includes 80,000 shares subject to outstanding options which are immediately exercisable. Excludes 12,500 shares owned by reporting person's spouse over which the reporting person disclaims beneficial ownership.

                                   Page 3 of 4 Pages


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ITEM 5              Ownership of Five Percent or Less of a Class:

                         Not Applicable.

ITEM 6              Ownership of More than Five Percent on Behalf of Another
                    Person:

                         Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Not Applicable.

ITEM 8              Identification and Classification of Members of the Group:

                         Not Applicable.

ITEM 9              Notice of Dissolution of Group:

                         Not Applicable.

ITEM 10             Certification:

                         Not Applicable.


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 3, 1998


Signature: /s/ L. Michael Cutrer
           --------------------------
Name/Title:   L. Michael Cutrer